n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports Fourth Quarter 2020 Financial Results;
Provides Full Year 2021 Financial Guidance

•Reports 4Q20 loss per common share of $2.07 on a GAAP basis, $2.30 on an Adjusted basis; reports full year (FY) 2020 earnings per diluted common share (EPS) of $25.31 on a GAAP basis, $18.75 on an Adjusted basis (in-line with the company's initial FY 2020 Adjusted EPS guidance as communicated throughout the year)
•Announces FY 2021 EPS guidance in a range of $20.82 to $21.32 on a GAAP basis, $21.25 to $21.75 on Adjusted basis; while acknowledging the heightened uncertainty surrounding the ongoing pandemic
•Reaffirms FY 2021 expected individual Medicare Advantage membership growth range of approximately 425,000 to 475,000 members, representing expected year-over-year growth of approximately 11 to 12 percent
•Ongoing assistance to members, providers, employer groups, employees, and communities during 4Q20 including the continued waiver of Medicare Advantage cost sharing (including for primary care, COVID-19 treatment, and more), delivery of meals, masks, and preventive screening test kits, programs in underserved communities, and provider relief efforts, while continuing to advance the company's strategy

LOUISVILLE, KY (February 3, 2021) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and results per common share for the quarter ended December 31, 2020 (4Q20) versus the quarter ended December 31, 2019 (4Q19) and for the year ended December 31, 2020 (FY 2020) versus the year ended December 31, 2019 (FY 2019) as noted in the tables below.

Consolidated (loss) income before income taxes and equity in earnings (pretax (loss) income) In millions	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
Generally Accepted Accounting Principles (GAAP)	($458)	$593	$4,600	$3,456
Amortization associated with identifiable intangibles	22	17	88	70
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	40	(289)	103	(506)
Change in fair market value of publicly-traded equity securities	(102)	—	(745)	—
Receipt of commercial risk corridor receivables previously written off, net	—	—	(578)	—
Charges associated with workforce optimization	—	1	—	47
Adjusted (non-GAAP)	($498)	$322	$3,468	$3,067

(Loss per common share) or diluted earnings per common share (EPS)	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
GAAP	($2.07)	$3.84	$25.31	$20.10
Amortization associated with identifiable intangibles	0.13	0.10	0.51	0.40
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.24	(1.67)	0.60	(2.89)
Change in fair market value of publicly-traded equity securities	(0.60)	—	(4.32)	—
Receipt of commercial risk corridor receivables previously written off, net	—	—	(3.35)	—
Charges associated with workforce optimization	—	0.01	—	0.26
Adjusted (non-GAAP)	($2.30)	$2.28	$18.75	$17.87
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“Despite the pandemic, Humana has continued to accelerate on all fronts, including our short-term operating and financial performance, our ability to advance our long-term strategic objectives, and our customer centricity efforts,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Our response to the pandemic highlighted the value of our Medicare Advantage (MA) program, most notably its focus on supporting underserved populations and on addressing health disparities, critical areas of importance for our company, and for our country. To that end, we had strong MA membership growth in 2020 of 11 percent, including Dual Special Needs Plan (D-SNP) membership growth of 41 percent, and Medicaid footprint expansion from three states to six. We also continued to invest in our primary care and home assets to expand access to care, particularly for underserved populations. Given the strength of our underlying core business, combined with our continued strategic investments, we anticipate solid growth in 2021 and beyond.”
Summary of Quarterly and Full Year Results

Results for 4Q20 and FY2020 reflect continued strong core performance across the company, combined with the impact of the ongoing COVID-19 pandemic, including the company’s relentless efforts to ease the burdens for all of its stakeholders by proactively addressing the physical, mental, and financial well-being of its members, communities including the underserved, providers, and employer groups.

Beginning in the latter half of November and accelerating throughout the month of December, the company experienced a significant increase in COVID-19 admissions in nearly all of the markets in which it operates across its Medicare Advantage, Medicaid, and group commercial insurance business lines. Humana also experienced a corresponding decline in non-COVID utilization in all service categories, with Medicare Advantage non-COVID utilization running approximately 15 percent below normal levels at the close of the quarter, well below the near baseline levels of utilization witnessed as late as the end of October 2020.

Results of operations in the quarter were affected by the following factors:
•meaningful COVID-19 treatment and testing costs related to the uptick in cases in the last two months of 4Q20, more than offset by the declining levels of non-COVID utilization as previously discussed,
•ongoing crisis relief efforts and strategic investments in the company's integrated care delivery model, both of which were heavily weighted to the final months of 2020, and
•increased marketing expenses associated with the Medicare Advantage Annual Election Period (AEP).

In addition, Humana’s 4Q20 and FY 2020 GAAP results of operations were impacted by market gains resulting from the initial conversion of the company's prior ownership interest in certain privately-held companies (primarily Oak Street Health, Inc.) into publicly-traded common stock upon such companies' initial public offering (IPO) during the third quarter of 2020 and the subsequent changes in the market value of such securities from their IPO. FY 2020 results were further impacted by the receipt of unpaid risk corridor payments (that were previously written off) in the third quarter. The receipt of the risk corridor payments was associated with losses incurred by the company under the Affordable Care

Act (ACA) business from 2014 to 2016. The receipt of these risk corridor payments accounted for less than 50 percent of the company’s accumulated pretax losses from its ACA businesses during that time period.

The impact of both the fair market value changes and the receipt of the unpaid risk corridor payments have been excluded in the company’s Adjusted (non-GAAP) consolidated results of operations as detailed in the tables above.

Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.

In addition, below is a summary of key consolidated and segment statistics comparing 4Q20 to 4Q19 and FY 2020 to FY 2019.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
Consolidated results:
Revenues - GAAP	$19,062	$16,295	$77,155	$64,888
Revenues - Adjusted	$18,960	$16,295	$75,801	$64,888
Pretax (loss) income - GAAP	($458)	$593	$4,600	$3,456
Pretax (loss) income - Adjusted	($498)	$322	$3,468	$3,067
(Loss per common share) diluted EPS - GAAP	($2.07)	$3.84	$25.31	$20.10
(Loss per common share ) diluted EPS - Adjusted	($2.30)	$2.28	$18.75	$17.87
Benefits expense ratio - GAAP	88.3%	86.6%	83.1%	85.6%
Benefits expense ratio - Adjusted	88.3%	86.6%	83.8%	85.6%
Operating cost ratio - GAAP	16.3%	13.2%	13.2%	11.5%
Operating cost ratio - Adjusted	16.3%	13.2%	13.3%	11.4%
Operating cash flows - GAAP	$283	$512	$5,639	$5,284
Parent company cash and short term investments	$772	$1,361
Debt-to-total capitalization	32.7%	32.0%
Retail segment results:
Revenues - GAAP	$16,834	$14,207	$67,298	$56,466
Benefits expense ratio - GAAP	87.0%	86.3%	84.2%	86.4%
Operating cost ratio - GAAP	14.0%	11.6%	11.0%	9.4%
Segment (loss) earnings - GAAP	($210)	$275	$3,017	$2,235
Segment (loss) earnings - Adjusted	($207)	$279	$3,032	$2,251
Group and Specialty segment results:
Revenues - GAAP	$1,791	$1,875	$7,285	$7,525
Benefits expense ratio - GAAP	104.3%	95.2%	85.6%	86.0%
Operating cost ratio - GAAP	28.1%	22.4%	25.0%	22.0%
Segment (loss) earnings - GAAP	($375)	($146)	($143)	$28
Segment (loss) earnings - Adjusted	($374)	($145)	($139)	$32
Healthcare Services segment results:
Revenues - GAAP	$7,291	$6,696	$28,448	$25,783
Operating cost ratio - GAAP	97.8%	96.8%	96.3%	96.4%
Segment earnings - GAAP	$128	$178	$944	$789
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$196	$241	$1,232	$1,056

2021 Earnings Guidance

While acknowledging the heightened uncertainty surrounding the ongoing pandemic, the company provided its GAAP and Adjusted EPS guidance for the year ending December 31, 2021 (FY 2021) as detailed below. GAAP and Adjusted results for FY 2020 are also shown for comparison. Additional FY 2021 guidance points are included in the table beginning on page 24 of this earnings release.

Diluted earnings per common share	FY 2021 Guidance (f)	FY 2020 (c)
GAAP	$20.82 to $21.32	$25.31
Amortization of identifiable intangibles	~$0.43	0.51
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	—	0.60
Change in fair market value of publicly-traded equity securities	—	(4.32)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)
Adjusted (non-GAAP) – FY 2021 projected; FY 2020 reported	$21.25 to $21.75	$18.75

2022 Final Rate Notice

On January 15, 2021, Centers for Medicare & Medicaid Services (CMS) published its Announcement of Calendar Year 2022 Medicare Advantage Capitation Rates and Part C and Part D Payment Policies (the Final Rate Notice). The company expects the Final Rate Notice to result in a 3.7 percent(g) rate increase for non end stage renal disease (ESRD) Medicare Advantage business, excluding the impact of Employer Group Waiver Plan (EGWP) funding changes. The company’s 3.7 percent rate increase compares to CMS’ estimate for the sector of 4.08 percent on a comparable basis, with the variance primarily driven by county rebasing and the company's geographic footprint. CMS also establishes separate rates of payment for ESRD beneficiaries enrolled in Medicare Advantage plans. The company expects the Final Rate Notice to result in a 5.0 percent rate increase in 2021 for ESRD beneficiaries. The company’s estimate of 5.0 percent is equivalent to CMS’ estimate.

The 2022 benchmark increase of 3.7 percent includes roughly 0.8 percent for the projected cost of COVID-19 vaccines.

Humana Consolidated Highlights
Consolidated revenues

Consolidated revenues	4Q20 (a)	4Q19	FY 2020 (c)	FY 2019
GAAP	$19,062	$16,295	$77,155	$64,888
Change in fair market value of publicly-traded equity securities	(102)	—	(745)	—
Receipt of commercial risk corridor receivables previously written off	—	—	(609)	—
Adjusted (non-GAAP)	$18,960	$16,295	$75,801	$64,888
GAAP consolidated revenues for 4Q20 were $19.06 billion, an increase of $2.77 billion, or 17 percent, from $16.30 billion in 4Q19. Total premiums and services revenues of $18.85 billion in 4Q20 increased $2.70 billion, or 17 percent, from $16.15 billion in 4Q19. The favorable year-over-year comparisons were primarily driven by higher premium revenues stemming from Medicare Advantage and state-based contracts membership growth and higher per member Medicare Advantage premiums. These increases were partially offset by the impact of declining year-over-year stand-alone PDP and fully-insured group commercial medical membership.
GAAP consolidated revenues for FY 2020 increased $12.27 billion, or 19 percent, to $77.16 billion from $64.89 billion in FY 2019. Total FY 2020 premiums and services revenues rose to $76.00 billion, increasing $11.61 billion, or 18 percent, from $64.39 billion in the prior-year period. The FY 2020 increases were primarily driven by the same factors impacting the quarterly GAAP comparison, along with higher investment income primarily resulting from market gains associated with publicly-traded equity securities held by the company and the receipt of payments associated with the commercial risk corridor receivables (previously written-off) in the third quarter of 2020.

Adjusted consolidated revenues for both 4Q20 and FY 2020 were impacted by the same factors affecting the GAAP comparisons while excluding the impact of the factors detailed in the table above.
Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	4Q20 (a)	4Q19	FY 2020 (c)	FY 2019
GAAP	88.3%	86.6%	83.1%	85.6%
Receipt of commercial risk corridor receivables previously written off	—%	—%	0.7%	—%
Adjusted (non-GAAP)	88.3%	86.6%	83.8%	85.6%

The 4Q20 and FY 2020 GAAP consolidated benefit ratios of 88.3 percent and 83.1 percent, respectively, compared to the 4Q19 and FY 2019 GAAP consolidated benefit ratios of 86.6 percent and 85.6 percent, respectively.

The year-over-year increase in the GAAP quarterly comparison reflects the impact of meaningful COVID-19 treatment and testing costs resulting from the increase in case numbers in the last two months of the quarter. The comparison was further affected by ongoing pandemic relief efforts and strategic investments in the company's integrated care delivery model, both of which were heavily weighted to the final months of 2020. These relief efforts include the waiver of all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for the company's Medicare Advantage members, continued delivery of meals to senior members in need, the distribution of in-home preventive screening kits to members, establishment of a clinical outreach team to proactively engage with the company's most vulnerable members, and various provider and employer group support initiatives.

These factors were partially offset by the following factors:

•temporary deferral of non-COVID utilization; as previously discussed, Humana experienced a significant decline in non-COVID utilization across all lines of business in the last two months of the quarter with Medicare Advantage non-COVID utilization running approximately 15 percent below historic baseline levels at the end of 4Q20,

•the reinstatement of the non-deductible health insurance industry fee (HIF) in 2020 that was contemplated in the pricing and benefit design of the company's products; and

•higher favorable Prior Period Development in 4Q20.

The year-over-year decrease in the comparison of FY GAAP consolidated benefit ratios reflects the significantly depressed non-COVID utilization in the first half of 2020 and in the last two months of 4Q20, along with the reinstatement of the non-deductible HIF in FY 2020 as previously discussed, and the receipt of commercial risk corridor receivables (previously written off) in the third quarter of 2020. These decreases were partially offset by the following factors:

•meaningful COVID-19 treatment and testing costs,

•ongoing pandemic relief efforts and strategic investments in the company's integrated care delivery model, and

•lower favorable Prior Period Development in FY 2020.

The Adjusted consolidated benefit ratio for both 4Q20 and FY 2020 were impacted by the same factors affecting the GAAP comparisons while excluding the receipt of commercial risk corridors receivables (previously written off) in the third quarter of 2020.

Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in 2020	$284	$(49)	$43	$35	$313
Prior Period Development from prior years recognized in 2019	$267	$8	$56	$5	$336
Favorable Prior Period Development decreased the consolidated benefit ratio by 20 basis points in 4Q20 and did not materially impact the consolidated benefit ratio in 4Q19. Favorable Prior Period Development decreased the FY 2020 consolidated benefit ratio by 40 basis points while decreasing the FY 2019 consolidated benefit ratio by 50 basis points.
Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
GAAP	16.3%	13.2%	13.2%	11.5%
Receipt of commercial risk corridor receivables previously written off, net	—	—%	0.1%	—%
Charges associated with workforce optimization	—	—%	—%	(0.1)%
Adjusted (non-GAAP)	16.3%	13.2%	13.3%	11.4%

The 4Q20 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 16.3 percent increased 310 basis points from the 4Q19 ratio of 13.2 percent. The increase was primarily related to the following factors:
•COVID-19 related administrative costs, including those associated with purchasing personal protective equipment for the company's clinicians and the build-out of infrastructure necessary to support employees working remotely,
•continued support for the company's constituents, including members, providers, employer groups, employees, and communities, as well as strategic investments in the company's integrated care delivery model,
•increased spending associated with Medicare AEP, and
•reinstatement of the non-deductible HIF in 2020, which increased the consolidated GAAP operating cost ratio by approximately 160 basis points in 4Q20.
The above items were partially offset by the following items:
•scale efficiencies associated with growth in the company's Medicare Advantage membership; and
•significant operating cost efficiencies in 4Q20 driven by previously disclosed productivity initiatives.
The 170 basis point increase in the FY 2020 GAAP consolidated operating cost ratio of 13.2 percent from 11.5 percent in FY 2019 was primarily impacted by the same factors influencing the fourth quarter GAAP comparison combined with the $200 million of contributions to the Humana Foundation in the first half of 2020 to support the communities served by the company, particularly those with social and health disparities.
The non-deductible HIF increased the FY 2020 consolidated GAAP operating cost ratio by approximately 160 basis points.
The Adjusted consolidated operating cost ratios for both 4Q20 and FY 2020 were impacted by the same factors affecting the GAAP comparisons while excluding the impact of the factors detailed in the table above.

Balance sheet
•At December 31, 2020, the company had cash, cash equivalents, and investment securities of $18.44 billion, down approximately $3.39 billion, or 16 percent, from $21.83 billion at September 30, 2020 primarily resulting from common stock repurchases related to the company's accelerated stock repurchase (ASR) program more fully described below, the $1.00 billion repayment of a term loan, and repayment of $400 million related to the company's 2.50 percent senior notes which came due on December 15, 2020. Detailed changes are outlined in the company’s consolidated statement of cash flows on pages S-6 of the statistical supplement included in this release.
•At December 31, 2020, cash and short-term investments held at the parent company of $772 million decreased approximately $1.65 billion, or 68 percent, from $2.42 billion at September 30, 2020. The sequential change primarily reflects common stock repurchases related to the company's ASR more fully described below, the $1.00 billion repayment of a term loan, repayment of $400 million related to the company's 2.50 percent senior notes, capital expenditures, capital contributions to certain subsidiaries, and cash dividends to shareholders. These decreases were partially offset by dividends from certain regulated subsidiaries and non-regulated subsidiary earnings.
•Days in claims payable (DCP) of 46.2 days at December 31, 2020, decreased by 2.2 days from 48.4 days at September 30, 2020 but increased 5.8 days from 40.4 days at December 31, 2019. The sequential decline primarily resulted from timing of surplus payments to providers in risk sharing arrangements.
The year-over-year increase in DCP primarily reflects the previously discussed lower utilization levels during FY 2020 compared to FY 2019, which led to higher provider surplus accruals related to the company's risk sharing arrangements.
Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.
•Debt-to-total capitalization at December 31, 2020 was 32.7 percent, down 30 basis points from 33.0 percent at September 30, 2020 primarily resulting from a $1.00 billion repayment of a term loan and $400 million repayment of the company's 2.50 percent senior notes which came due on December 15, 2020. These decreases were partially offset by the impact of share repurchases resulting from the ASR program as more fully described below, additional commercial paper borrowings, and the impact of the 4Q20 loss.
The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.
Operating cash flows
•GAAP cash flows provided by operations of $283 million in 4Q20 compared to GAAP cash flows provided by operations of $512 million in 4Q19, a decrease of $229 million, or 45 percent, year over year. The year-over-year decrease was primarily impacted by the earnings decline in 4Q20 compared to 4Q19 partially offset by the positive impact of working capital items.
•GAAP cash flows provided by operations for FY 2020 totaled $5.64 billion versus $5.28 billion during FY 2019, an increase of $355 million, or 7 percent, year over year. The year-over-year increase primarily reflected higher earnings in FY 2020 compared to FY 2019 and the impact of working capital items.

Share repurchases
•In July 2019, Humana's Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of June 30, 2022. Prior to 2020, Humana repurchased $1.00 billion of shares through a previously disclosed ASR agreement under this authorization.
In December 2020, the company entered into separate agreements with two third-party financial institutions to effect an aggregate $1.75 billion ASR program under the authorization. During 4Q20, under the terms of this program, the company repurchased approximately 3,829,400 shares. The actual number of shares repurchased under the December 2020 ASR agreements will be determined based on a volume-weighted average price of the company's common stock during the purchase period. Settlement of approximately $263 million of repurchases under the ASR agreements remains pending, and the company expects final settlement in second quarter of 2021. Aside from the completion of the ASR program, the company did not complete any additional open-market share repurchase transactions during 4Q20.
•As of February 2, 2021, the company has a remaining repurchase authorization of approximately $250 million.
Cash dividends
•The company paid cash dividends to its stockholders of $84 million in 4Q20 versus $75 million in 4Q19. Cash dividends of $323 million were paid to the company’s stockholders during FY 2020 compared to $291 million in FY 2019. The increases reflect growth in the per share dividend amount to $0.625, as approved by the company's Board of Directors in February 2020, versus the previous per share amount of $0.55.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:
•The 4Q20 revenues for the Retail segment were $16.83 billion, an increase of $2.63 billion, or 18 percent, from $14.21 billion in 4Q19 primarily reflecting higher premiums as a result of Medicare Advantage and state-based contracts membership growth and higher per member Medicare Advantage premiums. These favorable items were partially offset by the decline in membership in the company's stand-alone PDP offerings. The year-over-year membership changes are further discussed below.
•The FY 2020 revenues for the Retail segment were $67.30 billion, up $10.83 billion, or 19 percent, from $56.47 billion in FY 2019, primarily reflecting the same factors impacting the year-over-year fourth quarter comparison.
Retail segment enrollment:
•Individual Medicare Advantage membership was 3,962,700 as of December 31, 2020, a net increase of 375,500 or 10 percent, from 3,587,200 as of December 31, 2019, and up 27,600, or 1 percent, from 3,935,100 as of September 30, 2020. The year-over-year increase was primarily due to membership additions associated with the 2020 Annual Election Period (AEP), continued enrollment due to special elections, age-ins, and and Dual Eligible Special Need Plans (D-SNP) members, as well as the 2020 Open Election Period (OEP) for Medicare beneficiaries. The 2020 OEP sales period, which ran from January 1 to March 31, 2020, added approximately 30,000 members.

Individual Medicare Advantage membership includes 406,100 D-SNP members as of December 31, 2020, a net increase of 117,900, or 41 percent, from 288,200 as of December 31, 2019, and up 15,000, or 4 percent, from 391,100 as of September 30, 2020.
•January 2021 individual Medicare Advantage membership approximated 4,270,600, up approximately 307,900, or 8 percent, from December 31, 2020, reflecting net membership additions of 299,700 during the recently concluded 2021 AEP, plus an additional 8,200 D-SNP members associated with the recently completed iCare acquisition.
Including the impact of the recently completed iCare acquisition, January 2021 individual Medicare Advantage membership includes 475,200 D-SNP members, which represents growth of 69,100, or 17 percent, over December 31, 2020.
•Group Medicare Advantage membership was 613,200 as of December 31, 2020, a net increase of 87,900, or 17 percent, from 525,300 at December 31, 2019, and up 1,200 from 612,000 as of September 30, 2020. The year-over-year increase reflects the addition of a large account in January 2020, along with net membership additions associated with the 2020 selling season.
•January 2021 group Medicare Advantage membership approximated 556,900, down approximately 56,300, or 9 percent, from December 31, 2020, reflecting net membership declines during the 2021 selling season.
•Membership in the company’s stand-alone PDP offerings was 3,866,700 as of December 31, 2020, a net decrease of 498,500, or 11 percent, from 4,365,200 as of December 31, 2019, and down 25,500, or 1 percent, from 3,892,200 as of September 30, 2020. The anticipated year-over-year decline was primarily the result of terminations driven by premium and benefit adjustments experienced by members that were previously enrolled in the company's 2019 Humana Walmart Rx plan and the 2019 Humana Enhanced plan, which were consolidated into the Premier Rx plan in 2020. The expected PDP losses were partially offset by growth in the new low-price Humana Walmart Value Rx plan, driven by both new sales and plan to plan changes.
•January 2021 stand-alone PDP membership approximated 3,663,200, down approximately 203,500, or 5 percent, from December 31, 2020, reflecting net membership declines during the recently concluded AEP for Medicare beneficiaries. As previously disclosed, these anticipated membership losses were primarily the result of Humana's Walmart Value plan not being the low cost leader in the industry in 2021.
•State-based contracts membership (including dual-eligible demonstration members) was 772,400 as of December 31, 2020, a net increase of 303,400, or 65 percent, from 469,000 at December 31, 2019 and up 42,300, or 6 percent, from 730,100 at September 30, 2020. The membership increases in 2020 primarily reflect the impact of discontinuing the reinsurance agreement with CareSource and the assumption of full financial risk for the existing Kentucky Medicaid contract as of January 1, 2020, as well as additional enrollment resulting from the current economic downturn due to the COVID-19 pandemic.
Retail segment benefits expense:
•The 4Q20 benefit ratio for the Retail segment was 87.0 percent, an increase of 70 basis points from 86.3 percent for 4Q19. The year-over-year increase in the segment benefit ratio was primarily due to the following factors:
◦meaningful COVID-19 treatment and testing costs,
◦ongoing pandemic relief efforts and strategic investments in the company's integrated care delivery model, both of which were heavily weighted to the final months of 2020, and
◦a shift in Medicare membership mix due to the loss of stand-alone PDP members and significant growth in Medicare Advantage members; the benefit ratio for stand-alone PDP members generally decreases as the year progress.

The above items were partially offset by the following factors:
◦the temporary deferral of non-COVID utilization in the latter part of 4Q20 as previously discussed,
◦the reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products, and
◦slightly higher favorable Prior Period Development in 4Q20 compared to 4Q19.
•The FY 2020 benefit ratio for the segment of 84.2 percent was 220 basis points lower than the FY 2019 ratio of 86.4 percent primarily reflecting the following factors:
◦significantly depressed non-COVID utilization in the first half of 2020 and again in the last two months of 4Q20; and
◦reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products.
These decreases were partially offset by the following factors:
◦meaningful COVID-19 treatment and testing costs,
◦the company's ongoing pandemic relief efforts and strategic investments in the company's integrated care delivery model,
◦the impact from a shift in Medicare membership mix, and
◦lower favorable Prior Period Development in FY 2020.
Prior Period Development
Favorable Prior Period Development in the Retail segment decreased the segment benefit ratio by 20 basis points in 4Q20 compared to decreasing the 4Q19 ratio by 10 basis points.
Favorable Prior Period Development decreased the FY 2020 ratio by 40 basis points and decreased the FY 2019 benefit ratio by 70 basis points.

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in 2020	$238	$(33)	$30	$31	$266
Prior Period Development from prior years recognized in 2019	$283	$28	$55	$20	$386
Retail segment operating costs:
•The Retail segment’s operating cost ratio of 14.0 percent in 4Q20 increased 240 basis points from 11.6 percent in 4Q19. The year-over-year comparison was negatively impacted by the following factors:
◦reinstatement of the non-deductible HIF in 2020, which increased the Retail segment's GAAP operating cost ratio by approximately 160 basis points in 4Q20,
◦COVID-19 related administrative costs as previously discussed,

◦continued support for the company's constituents and strategic investments in the company's integrated care delivery model, and
◦increased spending associated with Medicare AEP.
The above increases were partially offset by the following items:
◦scale efficiencies associated with growth in the company's Medicare Advantage membership; and
◦significant operating cost efficiencies in 4Q20 driven by previously disclosed productivity initiatives.
•The Retail segment’s FY 2020 operating cost ratio of 11.0 percent increased 160 basis points from 9.4 percent in FY 2019 primarily reflecting the same factors that impacted the year-over-year comparison for the fourth quarter. The non-deductible HIF impacted the segment’s FY 2020 operating cost ratio by approximately 160 points.
Retail segment results:

Retail segment (loss) earnings in millions	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
GAAP	($210)	$275	$3,017	$2,235
Amortization associated with identifiable intangibles	3	4	15	16
Adjusted (non-GAAP)	($207)	$279	$3,032	$2,251
•The year-over-year unfavorable quarter comparison in GAAP segment results was impacted by the same factors that led to the segment's higher benefit and operating cost ratios in 4Q20. The year-over-year favorable comparison in FY GAAP segment earnings resulted from the net favorable impact of a lower segment benefit ratio partially offset by a higher operating cost ratio as previously described.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:
•The 4Q20 revenues for the Group and Specialty segment were $1.79 billion, down $84 million, or 4 percent, year over year from $1.88 billion in 4Q19. This decrease was primarily due to the decline in the company's fully-insured group commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.
•The FY 2020 revenues for the Group and Specialty segment were $7.29 billion, down $240 million, or 3 percent, from $7.53 billion in FY 2019 primarily reflecting the same factors that impacted the year-over-year fourth quarter comparison, along with higher stop-loss revenues related to the company's level-funded ASO accounts resulting from membership growth in this product as more fully described below.
Group and Specialty segment enrollment:
•Group fully-insured commercial medical membership was 777,400 at December 31, 2020, a decrease of 131,200, or 14 percent, from 908,600 at December 31, 2019, and down 22,100, or 3 percent, from 799,500 at September 30, 2020. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products, as well as the loss of certain large group accounts due to disciplined pricing in the competitive environment. Additionally, the declines in membership were impacted by the current economic downturn driven by the COVID-19 pandemic resulting in higher unemployment rates and loss of coverage for fully-insured commercial group members. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 54 percent at December 31, 2020 compared to 56 percent at September 30, 2020 and 59 percent at December 31, 2019.
•Group ASO commercial medical membership was 504,900 at December 31, 2020, a decrease of 24,300, or 5 percent, from 529,200 at December 31, 2019, but up 2,800, or 1 percent, from 502,100 at September 30, 2020. These changes primarily reflect the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment and the impact of the current economic downturn driven by the COVID-19 pandemic as previously discussed, partially offset by more small group accounts selecting level-funded ASO products. Small group membership comprised 45 percent of group ASO medical membership at December 31, 2020 and at September 30, 2020 versus 40 percent at December 31, 2019.
•Military services membership was 5,998,700 at December 31, 2020, an increase of 14,400, from 5,984,300 at December 31, 2019, but down 17,700 from 6,016,400 at September 30, 2020. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract.
•Membership in specialty products(h) was 5,310,300 at December 31, 2020, a decrease of 115,600, or 2 percent, from 5,425,900, at December 31, 2019, and down 15,300 from 5,325,600 at September 30, 2020. These decreases resulted from the loss of certain group accounts offering stand-alone dental and vision products, as well as the impact of the current economic downturn driven by the COVID-19 pandemic as previously discussed.
Group and Specialty segment benefits expense:
•The 4Q20 benefit ratio for the Group and Specialty segment was 104.3 percent, an increase of 910 basis points from 95.2 percent for 4Q19. The year-over-year increase in the segment benefit ratio was primarily due to the following factors:
◦ongoing pandemic relief efforts and strategic investments in the business, primarily surrounding initiatives to ease administrative and financial stress for providers and employers while positioning the business for long-term success. Investments in the segment were disproportionate relative to the reduction in non-COVID utilization levels for the company's commercial group medical and specialty members; and
◦meaningful COVID-19 treatment and testing costs.
The above items were partially offset by the following factors:
◦reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products,
◦the temporary deferral of non-COVID utilization in the last two months of 4Q20 as previously discussed, and
◦higher favorable Prior Period Development in the segment in 4Q20.
•The FY 2020 benefit ratio for the segment of 85.6 percent was 40 basis points lower than the FY 2019 ratio of 86.0 percent. The year-over-year comparison was impacted by the following factors:

◦significantly depressed non-COVID utilization in the first half of 2020 and again in the last two months of 4Q20,
◦reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products, and
◦higher favorable Prior Period Development in the segment in FY 2020.
These factors were partially offset by the following items:
◦meaningful COVID-19 treatment and testing costs; and
◦the company's ongoing pandemic relief efforts and strategic investments as previously described.
Prior Period Development
The Group and Specialty segment's favorable Prior Period Development for 4Q20, as noted in the table below, decreased the segment benefit ratio by 30 basis points in 4Q20 compared to unfavorable Prior Period Development in 4Q19 increasing the segment ratio by 90 basis points.
Favorable Prior Period Development decreased the FY 2020 ratio by 70 basis points while unfavorable development in FY 2019 increased the benefit ratio by 70 basis points.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in 2020	$46	$(16)	$13	$4	$47
Prior Period Development from prior years recognized in 2019	$(16)	$(20)	$1	$(15)	$(50)
Group and Specialty segment operating costs:
•The Group and Specialty segment’s operating cost ratio was 28.1 percent in 4Q20, an increase of 570 basis points from 22.4 percent in 4Q19 primarily reflecting the following factors:
◦COVID-19 related administrative costs as previously discussed,
◦continued support for the company's constituents and strategic investments in the segment to position the business for long-term success, and
◦reinstatement of the non-deductible HIF in 2020, which increased the Group and Specialty segment's GAAP operating cost ratio by approximately 130 basis points in 4Q20.
The impact of the above items was partially offset by significant operating cost efficiencies in 4Q20 driven by previously disclosed productivity initiatives.
•The Group and Specialty segment’s operating cost ratio of 25.0 percent for FY 2020 was up 300 basis points compared to 22.0 percent for FY 2019. The year-over-year increase was primarily impacted by the same factors influencing the fourth quarter comparison.
The non-deductible HIF impacted the segment’s FY 2020 operating cost ratio by approximately 130 basis points.

Group and Specialty segment results:

Group and Specialty segment (loss) earnings In millions	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
GAAP	($375)	($146)	($143)	$28
Amortization associated with identifiable intangibles	1	1	4	4
Adjusted (non-GAAP)	($374)	($145)	($139)	$32
•The unfavorable year-over-year quarter comparison in GAAP segment results was impacted by the same factors that led to the segment's higher benefit and operating cost ratios in 4Q20. The unfavorable year-over-year FY comparison of GAAP segment earnings resulted from the net negative impact of a higher operating cost ratio, partially offset by a slightly lower benefit ratio in FY 2020.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company's non-consolidating minority interest investments in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.
Services offered by this segment are designed to enhance the healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:
•Revenues of $7.29 billion in 4Q20 for the Healthcare Services segment increased by $595 million, or 9 percent, from $6.70 billion in 4Q19. The year-over-year comparison was favorably impacted by the following factors:
◦the company's strong Medicare Advantage membership growth; and
◦additional pharmacy revenues in 4Q20 associated with the acquisition of Enclara Healthcare.
These increases were partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP membership as previously discussed.
•FY 2020 revenues for the Healthcare Services segment were $28.45 billion, an increase of $2.67 billion, or 10 percent, from $25.78 billion in FY 2019 primarily due to the same factors affecting the year-over-year comparison for the fourth quarter, along with a slight shift by members to 90-day supply.
Healthcare Services segment operating costs:
•The Healthcare Services segment’s operating cost ratio of 97.8 percent in 4Q20 increased 100 basis points from 96.8 percent in 4Q19 primarily resulting from the following:

◦COVID-19 administrative related costs, including expenses associated with additional safety measures taken for the company's provider and clinical teams who have continued to provide services to members during the crisis,

◦higher costs incurred in the pharmacy business to ensure timely delivery of prescriptions amid the COVID-19 pandemic, and

◦additional investments in the segment's provider business during 4Q20 related to marketing and AEP initiatives.

These costs were partially offset by operational improvements and reduced utilization resulting from COVID-19 in the company's provider services business, as well as significant operating cost efficiencies in 4Q20 driven by previously disclosed productivity initiatives.
•The Healthcare Services segment’s FY 2020 operating cost ratio of 96.3 percent decreased 10 basis points from 96.4 percent in FY 2019 as a result of the net favorable impact of the same factors affecting the fourth quarter comparison.
Healthcare Services segment operating statistics:
•Primary care providers in value-based (shared risk and path to risk) relationships of 67,800 at December 31, 2020, increased 10 percent from 61,900 at December 31, 2019, and increased 1 percent from 67,000 at September 30, 2020. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 67 percent as of December 31, 2020 and as of December 31, 2019, versus 66 percent at September 30, 2020.
•Medicare Advantage and dual demonstration program membership enrolled in a Humana care management program(i) was 910,600 at December 31, 2020, up 5 percent from 868,800 at December 31, 2019 but down 1 percent from 917,200 at September 30, 2020. These changes were driven by the company's improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Needs Plans (SNP) membership.
•Pharmacy script volume on an adjusted 30-day equivalent basis of 122 million for 4Q20 increased 3 percent compared to 118 million for 4Q19. Pharmacy script volume of 478 million for FY 2020 increased 5 percent compared to 456 million for FY 2019. These increases primarily were driven by higher Medicare Advantage and state-based contracts membership, partially offset by the decline in stand-alone PDP membership.
Healthcare Services segment results:

Healthcare Services segment results (in millions)	4Q20	4Q19	FY 2020	FY 2019
GAAP segment earnings	$128	$178	$944	$789
Depreciation and amortization expense	52	44	203	179
Interest and taxes	16	19	85	88
Adjusted EBITDA (e)	$196	$241	$1,232	$1,056
•The Healthcare Services segment’s 4Q20 GAAP segment earnings decreased $50 million, or 28 percent, to $128 million compared to GAAP segment earnings of $178 million in 4Q19. The decrease was primarily effected by the same factors that resulted in a higher operating cost ratio for the segment in 4Q20 compared to the 4Q19 segment ratio.
Adjusted EBITDA in 4Q20 for the Healthcare Services segment of $196 million was down $45 million, or 19 percent, compared to Adjusted EBITDA of $241 million in 4Q19. The unfavorable year-over-year comparison of Adjusted EBITDA primarily resulted from the same factors that impacted the quarterly GAAP segment results comparison while excluding the impact of the factors detailed in the table above.
•The Healthcare Services segment’s GAAP segment earnings in FY 2020 increased $155 million, or 20 percent, to $944 million compared to GAAP segment earnings of $789 million in FY 2019 primarily reflecting the same factors that resulted in a lower FY 2020 operating cost ratio, as well as higher earnings from equity in affiliates in FY 2020.

Adjusted EBITDA for FY 2020 of $1.23 billion increased $176 million, or 17 percent, versus the FY 2019 Adjusted EBITDA for the Healthcare Services segment of $1.06 billion. The favorable year-over-year comparison of Adjusted EBITDA primarily resulted from the same factors that impacted the FY GAAP segment results comparison while excluding the impact of the factors detailed in the table above.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 4Q20 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 4Q20 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on February 3, 2021 until 11:59 p.m. Eastern time on April 3, 2021 and can be accessed by dialing 855-859-2056 and providing the conference ID #5899612.

Footnotes
(a) 4Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $22 million pretax, or $0.13 per common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $40 million, or $0.24 per common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $102 million, or $0.60 per common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(b) 4Q19 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $289 million, or $1.67 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $1 million pretax, or $0.01 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(c) FY 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $88 million pretax, or $0.51 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $103 million, or $0.60 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $745 million, or $4.32 per diluted common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.
•Net adjustment of $578 million, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business from 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(d) FY 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.40 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40% minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(f) FY 2021 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately ~$0.43 per diluted common share.
•FY21 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.
•The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(g) Excludes estimates of changes in revenues associated with increased accuracy of risk coding.

(h) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(i) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

To the extent that the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving out of pocket costs for COVID-19 testing and treatment. Humana is also taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19, including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements, to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2019;
•Form 10-Q for the quarter ended March 31, 2020; June 30, 2020; September 30, 2020; and
•Form 8-Ks filed during 2020 and 2021.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of February 3, 2021		Comments
Diluted earnings per common share (EPS)	GAAP	$20.82 to $21.32	• Non-GAAP adjustments noted in footnote (f).
	Adjustments	~$0.43
	Non-GAAP	$21.25 to $21.75

Total revenues	Consolidated	$80.3 billion to $81.9 billion	• Consolidated and segment-level revenue projections include expected investment income. • Segment-level revenues include amounts that eliminate in consolidation.
	Retail segment	$72.6 billion to $73.7 billion
	Group and Specialty segment	$6.6 billion to $7.1 billion
	Healthcare Services segment	$30.2 billion to $30.5 billion

Change in year-end medical membership from prior year end
•Individual Medicare Advantage: Up ~425,000 to 475,000 (no change)
•Group Medicare Advantage: Down ~50,000 (no change)
•Medicare stand-alone PDP: Down ~300,000 (no change)
•State-based contracts: Down ~50,000 to Up ~100,000
•Group commercial medical: Down ~100,000

•    State-based contracts include current membership in Florida, Illinois, Kentucky, and Wisconsin. The low end of the guidance range assumes the Public Health Emergency (PHE) ends on April 20, 2021 while the high end of the range assumes the PHE continues through 2021.
•    Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio	Retail segment	87.5% to 88.5%	• Ratio calculation: benefits expense as a percent of premiums revenues.
	Group and Specialty segment	83.2% to 83.7%

Consolidated operating cost ratio	10.0% to 11.0%		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of February 3, 2021		Comments
Segment results	Retail segment earnings	$2.1 billion to $2.3 billion	• No material impact to segment earnings anticipated from non-GAAP adjustments.
	Group and Specialty segment earnings	$75 million to $125 million
	Healthcare Services Adjusted EBITDA	$1.45 billion to $1.5 billion

Effective tax rate	22.1% to 22.7%

Weighted average share count for diluted EPS	128.6 million to 129.6 million		• FY 2021 guidance reflects incremental share repurchase.

Cash flows from operations	$4.0 billion to $4.5 billion

Capital expenditures	$1.1 billion to $1.2 billion

Humana Inc.
Statistical Schedules
And
Supplementary Information
4Q20 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 4Q20 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - FY (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Healthcare Services Segment Metrics (S-15 - S-17)
Balance Sheet Detail
9.	Benefits Payable Detail and Statistics (S-18 - S-19)
Footnotes (S-20)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended December 31,
			Dollar	Percentage
	2020	2019	Change	Change
Revenues:
Premiums	$18,364	$15,809	$2,555	16.2%
Services	484	336	148	44.0%
Investment income	214	150	64	42.7%
Total revenues	19,062	16,295	2,767	17.0%
Operating expenses:
Benefits	16,213	13,689	2,524	18.4%
Operating costs	3,068	2,129	939	44.1%
Depreciation and amortization	127	115	12	10.4%
Total operating expenses	19,408	15,933	3,475	21.8%
(Loss) income from operations	(346)	362	(708)	-195.6%
Interest expense	72	58	14	24.1%
Other expense (income), net (A)	40	(289)	329	113.8%
(Loss) income before income taxes and equity in net earnings	(458)	593	(1,051)	177.2%
(Benefit) provision for income taxes	(178)	79	(257)	-325.3%
Equity in net earnings (losses) (B)	6	(2)	8	-400.0%
Net (loss) income	$(274)	$512	$(786)	-153.5%
Basic (loss) earnings per common share	$(2.07)	$3.87	$(5.94)	-153.5%
(Loss per common share) diluted earnings per common share	$(2.07)	$3.84	$(5.91)	-153.9%
Shares used in computing basic earnings per common share (000’s)	132,094	132,453
Shares used in computing diluted earnings per common share (000’s)	132,094	133,342

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the year ended December 31,
			Dollar	Percentage
	2020	2019	Change	Change
Revenues:
Premiums	$74,186	$62,948	$11,238	17.9%
Services	1,815	1,439	376	26.1%
Investment income	1,154	501	653	130.3%
Total revenues	77,155	64,888	12,267	18.9%
Operating expenses:
Benefits	61,628	53,857	7,771	14.4%
Operating costs	10,052	7,381	2,671	36.2%
Depreciation and amortization	489	458	31	6.8%
Total operating expenses	72,169	61,696	10,473	17.0%
Income from operations	4,986	3,192	1,794	56.2%
Interest expense	283	242	41	16.9%
Other expense (income), net (A)	103	(506)	609	120.4%
Income before income taxes and equity in net earnings	4,600	3,456	1,144	33.1%
Provision for income taxes	1,307	763	544	71.3%
Equity in net earnings (B)	74	14	60	428.6%
Net income	$3,367	$2,707	$660	24.4%
Basic earnings per common share	$25.47	$20.20	$5.27	26.1%
Diluted earnings per common share	$25.31	$20.10	$5.21	25.9%
Shares used in computing basic earnings per common share (000’s)	132,199	134,055
Shares used in computing diluted earnings per common share (000’s)	133,012	134,727

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	December 31,	December 31,	Year-to-Date Change
	2020	2019	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$4,673	$4,054
Investment securities	12,554	10,972
Receivables, net	1,138	1,056
Other current assets	5,276	3,806
Total current assets	23,641	19,888	$3,753	18.9%
Property and equipment, net	2,371	1,955
Long-term investment securities	1,212	406
Goodwill	4,447	3,928
Equity method investments	1,170	1,063
Other long-term assets	2,128	1,834
Total assets	$34,969	$29,074	$5,895	20.3%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$8,143	$6,004
Trade accounts payable and accrued expenses	4,013	3,754
Book overdraft	320	225
Unearned revenues	318	247
Short-term debt	600	699
Total current liabilities	13,394	10,929	$2,465	22.6%
Long-term debt	6,060	4,967
Other long-term liabilities	1,787	1,141
Total liabilities	21,241	17,037	$4,204	24.7%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,648,742 issued at December 31, 2020	33	33
Capital in excess of par value	2,705	2,820
Retained earnings	20,517	17,483
Accumulated other comprehensive income	391	156
Treasury stock, at cost, 69,787,614 shares at December 31, 2020	(9,918)	(8,455)
Total stockholders’ equity	13,728	12,037	$1,691	14.0%
Total liabilities and stockholders’ equity	$34,969	$29,074	$5,895	20.3%
Debt-to-total capitalization ratio	32.7%	32.0%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended December 31,
			Dollar	Percentage
	2020	2019	Change	Change
Cash flows from operating activities
Net (loss) income	$(274)	$512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	138	123
Amortization	22	17
Gains on investment securities, net	(142)	(39)
Equity in net (earnings) losses	(6)	2
Stock-based compensation	52	44
Provision for deferred income taxes	198	183
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(3)	(211)
Other assets	966	(216)
Benefits payable	(65)	(216)
Other liabilities	(658)	303
Unearned revenues	31	(27)
Other, net	24	37
Net cash provided by operating activities	283	512	($229)	-44.7%
Cash flows from investing activities
Purchases of property and equipment, net	(296)	(230)
Purchases of investment securities	(1,895)	(2,231)
Maturities of investment securities	1,486	452
Proceeds from sales of investment securities	650	1,208
Net cash used in investing activities	(55)	(801)	$746	93.1%
Cash flows from financing activities
Withdrawals from contract deposits, net	(665)	(634)
Proceeds (repayments) from issuance of commercial paper, net	274	(2)
Repayment of senior notes	(400)	(400)
Repayment of term loan	(1,000)	—
Change in book overdraft	106	(48)
Common stock repurchases	(1,790)	(60)
Dividends paid	(84)	(75)
Proceeds from stock option exercises and other	19	35
Net cash used in financing activities	(3,540)	(1,184)	($2,356)	-199.0%
Decrease in cash and cash equivalents	(3,312)	(1,473)
Cash and cash equivalents at beginning of period	7,985	5,527
Cash and cash equivalents at end of period	$4,673	$4,054

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the year ended December 31,
			Dollar	Percent
	2020	2019	Change	Change
Cash flows from operating activities
Net income	$3,367	$2,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	528	505
Amortization	88	70
Gains on investment securities, net	(838)	(62)
Equity in net earnings	(74)	(14)
Stock-based compensation	181	163
Provision for deferred income taxes	195	162
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(85)	(32)
Other assets	(581)	118
Benefits payable	2,139	1,142
Other liabilities	599	471
Unearned revenues	71	(36)
Other, net	49	90
Net cash provided by operating activities	5,639	5,284	$355	6.7%
Cash flows from investing activities
Acquisitions, net of cash acquired	(709)	—
Purchases of property and equipment, net	(964)	(736)
Purchases of investment securities	(9,125)	(6,361)
Maturities of investment securities	4,986	1,733
Proceeds from sales of investment securities	2,747	4,086
Net cash used in investing activities	(3,065)	(1,278)	($1,787)	-139.8%
Cash flows from financing activities
Withdrawals from contract deposits, net	(939)	(623)
Proceeds (repayment) from the issuance of commercial paper, net	295	(360)
Proceeds from issuance of senior notes, net	1,088	987
Repayment of senior notes	(400)	(400)
Proceeds from issuance of term loan	1,000	—
Repayment of term loan	(1,000)	(650)
Change in book overdraft	95	54
Common stock repurchases	(1,820)	(1,070)
Dividends paid	(323)	(291)
Proceeds from stock option exercises and other	49	58
Net cash used in financing activities	(1,955)	(2,295)	$340	-14.8%
Increase in cash and cash equivalents	619	1,711
Cash and cash equivalents at beginning of period	4,054	2,343
Cash and cash equivalents at end of period	$4,673	$4,054

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$12,949	$—	$—	$—	$12,949
Group Medicare Advantage	1,907	—	—	—	1,907
Medicare stand-alone PDP	634	—	—	—	634
Total Medicare	15,490	—	—	—	15,490
Fully-insured	179	1,155	—	—	1,334
Specialty	—	421	—	—	421
Medicaid and other (C)	1,119	—	—	—	1,119
Total premiums	16,788	1,576	—	—	18,364
Services revenue:
Provider	—	—	119	—	119
ASO and other (D)	5	204	—	—	209
Pharmacy	—	—	156	—	156
Total services revenue	5	204	275	—	484
Total revenues—external customers	16,793	1,780	275	—	18,848
Intersegment revenues
Services	—	7	4,977	(4,984)	—
Products	—	—	2,028	(2,028)	—
Total intersegment revenues	—	7	7,005	(7,012)	—
Investment income	41	4	11	158	214
Total revenues	16,834	1,791	7,291	(6,854)	19,062
Operating expenses:
Benefits	14,598	1,643	—	(28)	16,213
Operating costs	2,355	502	7,121	(6,910)	3,068
Depreciation and amortization	91	21	48	(33)	127
Total operating expenses	17,044	2,166	7,169	(6,971)	19,408
(Loss) income from operations	(210)	(375)	122	117	(346)
Interest expense	—	—	—	72	72
Other expense, net (A)	—	—	—	40	40
(Loss) income before income taxes and equity in net earnings	(210)	(375)	122	5	(458)
Equity in net earnings (B)	—	—	6	—	6
Segment (loss) earnings	$(210)	$(375)	$128	$5	$(452)
Benefit ratio	87.0%	104.3%			88.3%
Operating cost ratio	14.0%	28.1%	97.8%		16.3%

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2019
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$10,874	$—	$—	$—	$10,874
Group Medicare Advantage	1,608	—	—	—	1,608
Medicare stand-alone PDP	757	—	—	—	757
Total Medicare	13,239	—	—	—	13,239
Fully-insured	154	1,250	—	—	1,404
Specialty	—	411	—	—	411
Medicaid and other (C)	755	—	—	—	755
Total premiums	14,148	1,661	—	—	15,809
Services revenue:
Provider	—	—	79	—	79
ASO and other (D)	3	203	—	—	206
Pharmacy	—	—	51	—	51
Total services revenue	3	203	130	—	336
Total revenues—external customers	14,151	1,864	130	—	16,145
Intersegment revenues
Services	—	5	4,799	(4,804)	—
Products	—	—	1,766	(1,766)	—
Total intersegment revenues	—	5	6,565	(6,570)	—
Investment income	56	6	1	87	150
Total revenues	14,207	1,875	6,696	(6,483)	16,295
Operating expenses:
Benefits	12,206	1,581	—	(98)	13,689
Operating costs	1,642	419	6,481	(6,413)	2,129
Depreciation and amortization	84	21	35	(25)	115
Total operating expenses	13,932	2,021	6,516	(6,536)	15,933
Income (loss) from operations	275	(146)	180	53	362
Interest expense	—	—	—	58	58
Other income, net (A)	—	—	—	(289)	(289)
Income (loss) before income taxes and equity in net earnings	275	(146)	180	284	593
Equity in net losses (B)	—	—	(2)	—	(2)
Segment earnings (loss)	$275	$(146)	$178	$284	$591
Benefit ratio	86.3%	95.2%			86.6%
Operating cost ratio	11.6%	22.4%	96.8%		13.2%

Humana Inc.
Consolidating Statements of Income—For the year ended December 31, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$51,697	$—	$—	$—	$51,697
Group Medicare Advantage	7,774	—	—	—	7,774
Medicare stand-alone PDP	2,742	—	—	—	2,742
Total Medicare	62,213	—	—	—	62,213
Fully-insured	688	4,761	—	602	6,051
Specialty	—	1,699	—	—	1,699
Medicaid and other (C)	4,223	—	—	—	4,223
Total premiums	67,124	6,460	—	602	74,186
Services revenue:
Provider	—	—	435	—	435
ASO and other (D)	19	780	—	—	799
Pharmacy	—	—	581	—	581
Total services revenue	19	780	1,016	—	1,815
Total revenues—external customers	67,143	7,240	1,016	602	76,001
Intersegment revenues
Services	—	29	19,491	(19,520)	—
Products	—	—	7,928	(7,928)	—
Total intersegment revenues	—	29	27,419	(27,448)	—
Investment income	155	16	13	970	1,154
Total revenues	67,298	7,285	28,448	(25,876)	77,155
Operating expenses:
Benefits	56,537	5,529	—	(438)	61,628
Operating costs	7,402	1,818	27,395	(26,563)	10,052
Depreciation and amortization	342	81	183	(117)	489
Total operating expenses	64,281	7,428	27,578	(27,118)	72,169
Income (loss) from operations	3,017	(143)	870	1,242	4,986
Interest expense	—	—	—	283	283
Other expense, net (A)	—	—	—	103	103
Income (loss) before income taxes and equity in net earnings	3,017	(143)	870	856	4,600
Equity in net earnings (B)	—	—	74	—	74
Segment earnings (loss)	$3,017	$(143)	$944	$856	$4,674
Benefit ratio	84.2%	85.6%			83.1%
Operating cost ratio	11.0%	25.0%	96.3%		13.2%
Humana Inc.

Consolidating Statements of Income—For the year ended December 31, 2019
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$43,128	$—	$—	$—	$43,128
Group Medicare Advantage	6,475	—	—	—	6,475
Medicare stand-alone PDP	3,165	—	—	—	3,165
Total Medicare	52,768	—	—	—	52,768
Fully-insured	588	5,123	—	—	5,711
Specialty	—	1,571	—	—	1,571
Medicaid and other (C)	2,898	—	—	—	2,898
Total premiums	56,254	6,694	—	—	62,948
Services revenue:
Provider	—	—	446	—	446
ASO and other (D)	17	790	—	—	807
Pharmacy	—	—	186	—	186
Total services revenue	17	790	632	—	1,439
Total revenues—external customers	56,271	7,484	632	—	64,387
Intersegment revenues
Services	—	18	18,255	(18,273)	—
Products	—	—	6,894	(6,894)	—
Total intersegment revenues	—	18	25,149	(25,167)	—
Investment income	195	23	2	281	501
Total revenues	56,466	7,525	25,783	(24,886)	64,888
Operating expenses:
Benefits	48,602	5,758	—	(503)	53,857
Operating costs	5,306	1,651	24,852	(24,428)	7,381
Depreciation and amortization	323	88	156	(109)	458
Total operating expenses	54,231	7,497	25,008	(25,040)	61,696
Income from operations	2,235	28	775	154	3,192
Interest expense	—	—	—	242	242
Other income, net (A)	—	—	—	(506)	(506)
Income before income taxes and equity in net earnings	2,235	28	775	418	3,456
Equity in net earnings (B)	—	—	14	—	14
Segment earnings	$2,235	$28	$789	$418	$3,470
Benefit ratio	86.4%	86.0%			85.6%
Operating cost ratio	9.4%	22.0%	96.4%		11.5%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Sequential Change
	December 31, 2020	Average 4Q20	December 31, 2019	Amount	Percent	September 30, 2020	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,962.7	3,958.8	3,587.2	375.5	10.5%	3,935.1	27.6	0.7%
Group Medicare Advantage	613.2	613.1	525.3	87.9	16.7%	612.0	1.2	0.2%
Medicare stand-alone PDP	3,866.7	3,876.7	4,365.2	(498.5)	-11.4%	3,892.2	(25.5)	-0.7%
Total Medicare	8,442.6	8,448.6	8,477.7	(35.1)	-0.4%	8,439.3	3.3	—%
State-based contracts (E)	772.4	758.1	469.0	303.4	64.7%	730.1	42.3	5.8%
Medicare Supplement	335.6	334.2	298.4	37.2	12.5%	331.3	4.3	1.3%
Total Retail	9,550.6	9,540.9	9,245.1	305.5	3.3%	9,500.7	49.9	0.5%
Group and Specialty
Fully-insured commercial medical	777.4	787.0	908.6	(131.2)	-14.4%	799.5	(22.1)	-2.8%
ASO commercial	504.9	502.6	529.2	(24.3)	-4.6%	502.1	2.8	0.6%
Military services	5,998.7	6,022.5	5,984.3	14.4	0.2%	6,016.4	(17.7)	-0.3%
Total Group and Specialty	7,281.0	7,312.1	7,422.1	(141.1)	-1.9%	7,318.0	(37.0)	-0.5%
Total Medical Membership	16,831.6	16,853.0	16,667.2	164.4	1.0%	16,818.7	12.9	0.1%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (F)	2,617.6	2,620.9	2,646.4	(28.8)	-1.1%	2,627.4	(9.8)	-0.4%
Dental—ASO	284.9	283.6	278.9	6.0	2.2%	282.4	2.5	0.9%
Vision	2,005.5	2,003.1	2,082.5	(77.0)	-3.7%	2,013.8	(8.3)	-0.4%
Other supplemental benefits (G)	402.3	402.2	418.1	(15.8)	-3.8%	402.0	0.3	0.1%
Total Specialty Membership	5,310.3	5,309.8	5,425.9	(115.6)	-2.1%	5,325.6	(15.3)	-0.3%

	December 31, 2020	Member Mix December 31, 2020	December 31, 2019	Member Mix December 31, 2019
Individual Medicare Advantage Membership
HMO	2,352.5	59%	2,129.9	59%
PPO	1,610.2	41%	1,457.3	41%
Total Individual Medicare Advantage	3,962.7	100%	3,587.2	100%
Individual Medicare Advantage Membership
Shared Risk (H)	1,231.9	31%	1,116.1	31%
Path to Risk (I)	1,418.2	36%	1,290.9	36%
Total Value-based	2,650.1	67%	2,407.0	67%
Other	1,312.6	33%	1,180.2	33%
Total Individual Medicare Advantage	3,962.7	100%	3,587.2	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended December 31,				Per Member per Month (L) For the three months ended December 31,
			Dollar	Percentage
	2020	2019	Change	Change	2020	2019
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$12,949	$10,874	$2,075	19.1%	$1,090	$1,013
Group Medicare Advantage	1,907	1,608	299	18.6%	1,037	1,021
Medicare stand-alone PDP	634	757	(123)	-16.2%	55	58
State-based contracts (E)	1,119	755	364	48.2%	492	537
Medicare Supplement	179	154	25	16.2%	179	175
Other services	5	3	2	66.7%
Total Retail	16,793	14,151	2,642	18.7%
Group and Specialty
Fully-insured commercial medical	1,155	1,250	(95)	-7.6%	489	454
Specialty (J)	421	411	10	2.4%	28	27
Commercial ASO & other services (D)	74	88	(14)	-15.9%
Military services (K)	137	120	17	14.2%
Total Group and Specialty	1,787	1,869	(82)	-4.4%
Healthcare Services
Pharmacy solutions	6,468	5,905	563	9.5%
Provider services	634	594	40	6.7%
Clinical programs	178	196	(18)	-9.2%
Total Healthcare Services	7,280	6,695	585	8.7%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the year ended December 31,				Per Member per Month (L) For the year ended December 31,
			Dollar	Percentage
	2020	2019	Change	Change	2020	2019
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$51,697	$43,128	$8,569	19.9%	$1,107	$1,027
Group Medicare Advantage	7,774	6,475	1,299	20.1%	1,064	1,036
Medicare stand-alone PDP	2,742	3,165	(423)	-13.4%	59	60
State-based contracts (E)	4,223	2,898	1,325	45.7%	510	525
Medicare Supplement	688	588	100	17.0%	177	176
Other services	19	17	2	11.8%
Total Retail	67,143	56,271	10,872	19.3%
Group and Specialty
Fully-insured commercial medical	4,761	5,123	(362)	-7.1%	483	454
Specialty (J)	1,699	1,571	128	8.1%	28	25
Commercial ASO & other services (D)	309	326	(17)	-5.2%
Military services (K)	500	482	18	3.7%
Total Group and Specialty	7,269	7,502	(233)	-3.1%
Healthcare Services
Pharmacy solutions	25,168	22,375	2,793	12.5%
Provider services	2,594	2,650	(56)	-2.1%
Clinical programs	673	756	(83)	-11.0%
Total Healthcare Services	28,435	25,781	2,654	10.3%

Humana Inc.
Healthcare Services Segment Metrics

	December 31, 2020	December 31, 2019	Difference		September 30, 2020	Difference
Primary Care Providers:
Shared Risk (H)
Proprietary	900	1,200	(300)	-25.0%	1,000	(100)	-10.0%
Contracted	23,000	18,700	4,300	23.0%	22,100	900	4.1%
Path to Risk (I)	43,900	42,000	1,900	4.5%	43,900	—	—%
Total Value-based	67,800	61,900	5,900	9.5%	67,000	800	1.2%
Care Management Statistics:
Members enrolled in a Humana care management program (M)	910,600	868,800	41,800	4.8%	917,200	(6,600)	-0.7%
Number of high-risk discharges enrolled in a post-discharge care management program (N)	73,600	61,500	12,100	19.7%	68,900	4,700	6.8%

Primary Care Centers (O)	As of December 31, 2020
	Centers	Primary Care Physicians	Patients Served
Humana's Care Delivery Subsidiaries	156	662	255,400
Joint Venture and Alliance Provider Partners	152	274

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the three months ended December 31, 2020	For the three months ended December 31, 2019	Year-over-Year Difference		For the three months ended September 30, 2020	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.8%	91.8%	—%		91.5%	0.3%
Group and Specialty	88.1%	87.1%	1.0%		88.0%	0.1%
Mail-Order Penetration
Retail	30.6%	29.2%	1.4%		29.9%	0.7%
Group and Specialty	6.4%	6.2%	0.2%		6.3%	0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (P)	121,800	117,700	4,100	3.5%	119,400	2,400	2.0%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the year ended December 31, 2020	For the year ended December 31, 2019	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.7%	—%
Group and Specialty	87.9%	87.4%	0.5%
Mail-Order Penetration
Retail	30.1%	28.8%	1.3%
Group and Specialty	6.2%	6.3%	-0.1%
			Difference	Percentage Change
Script volume (P)	477,600	456,300	21,300	4.7%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the year ended December 31, 2020	For the nine months ended September 30, 2020	For the year ended December 31, 2019
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$6,004	$6,004	$4,862
Less: Reinsurance recoverables (Q)	(68)	(68)	(95)
Beginning balance, net of reinsurance recoverable	5,936	5,936	4,767
Incurred related to:
Current year	61,941	45,693	54,193
Prior years (R)	(313)	(278)	(336)
Total incurred	61,628	45,415	53,857
Paid related to:
Current year	(54,003)	(37,810)	(48,421)
Prior years	(5,418)	(5,334)	(4,267)
Total paid	(59,421)	(43,144)	(52,688)
Reinsurance recoverables (Q)	—	1	68
Ending balance	$8,143	$8,208	$6,004

Humana Inc.
Benefits Payable Statistics (Continued) (S)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2019	40.4	1.3	3.3%
3/31/2020	41.3	1.1	2.7%
6/30/2020	51.2	11.3	28.3%
9/30/2020	48.4	5.6	13.1%
12/31/2020	46.2	5.8	14.4%

Change in Days in Claims Payable (T)	1Q 2020	2Q 2020	3Q 2020	4Q 2020	FY 2020	4Q 2019	FY 2019
DCP—beginning of period	40.4	41.3	51.2	48.4	40.4	42.8	39.1
Components of change in DCP:
Provider accruals (U)	0.2	7.0	(2.8)	(1.0)	3.4	(0.6)	1.4
Medical fee-for-service (V)	0.6	2.4	(0.6)	(0.4)	2.0	0.3	0.7
Pharmacy (W)	0.3	(0.2)	—	(0.4)	(0.3)	(0.3)	(0.5)
Processed claims inventory (X)	(0.1)	0.6	0.7	(0.4)	0.8	(2.0)	(0.5)
Other (Y)	(0.1)	0.1	(0.1)	—	(0.1)	0.2	0.2
DCP—end of period	41.3	51.2	48.4	46.2	46.2	40.4	40.4
Total change from beginning of period	0.9	9.9	(2.8)	(2.2)	5.8	(2.4)	1.3

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
4Q20 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business.
(D)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(E)Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(F)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(G)Other supplemental benefits include group life policies.
(H)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(I)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(J)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(K)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(L)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(M)Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(N)Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(O)Humana's care delivery subsidiaries include Conviva, Partners in Primary Care, and Family Physicians Group. The center, primary care physician, and patients served counts include (i) the operations of our medical center business through both employed physicians and care providers, and through third party management service organizations and professional groups with whom we contract to arrange for and manage certain clinical services, (ii) clinics and operations managed by Partners in Primary Care in connection with a strategic partnership with Welsh, Carson, Anderson & Stowe, and (iii) those associated with MSO/IPA relationships with Conviva.
(P)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(Q)Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(R)Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(S)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(T)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(U)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(V)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(W)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(X)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(Y)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.